Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

PERMEX PETROLEUM CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Share, no par value	Other	110,300	$2.9122	(1)	$321,216	$0.0001531	$49.18
Total Offering Amounts						$321,216		$49.18
Total Fee Offsets								–
Net Fee Due								$49.18

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), by utilizing the applicable prices of Permex Petroleum Corporation’s (the “Registrant’s”) common stock, no par value (“Common Shares”) as reported on Canadian Securities Exchange on January 10, 2025 converted to U.S. Dollars after giving effect to the Canadian dollar/U.S. dollar exchange rate of CAD$1.00 to $1.4422 which was daily exchange rate of the Bank of Canada on January 10, 2025, which date is within five business days prior to the filing of this Registration Statement.

(2)

Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional Common Shares of the Registrant that become issuable under the Registrant’s Long Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding Common Shares. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.